                        AGREEMENT OF SALE AND PURCHASE
                                by and between
              NYLIFE Realty Partners I - General Partnership A,
                                  as Seller
                                     and
                              ERI Cornell, Inc.,
                                 as Purchaser
                        dated as of February 28, 1997
                          for the premises known as
                                CORNELL PLAZA



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                                TABLE OF CONTENTS

AGREEMENT OF SALE AND PURCHASE                                             2

1.  Agreement to Sell and Purchase                                         3

2.  Purchase Price                                                         5

3.  The Closing                                                            5

4.  Purchaser's and Seller's Representations and Warranties                6

5.  Condition of Title                                                    17

6.  Purchaser's Inspection of the Property                                19

7.  Adjustments and Apportionments                                        22

8.  Covenants of Seller                                                   24

9.  Insurance, Damage - Destruction, Condemnation                         27

10. Conditions Precedent to Closing                                       28

11. Provisions with Respect to the Closing                                30

12. Brokerage                                                             34

13. Certiorari                                                            34

14. Notices                                                               35

15. Defaults                                                              37

16. Miscellaneous Provisions                                              38



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                        AGREEMENT OF SALE AND PURCHASE

    AGREEMENT (herein "Agreement") dated as of February 28, 1997, by and between NYLIFE Realty Partners I-General Partnership A, a Delaware general partnership, having an address at 51 Madison Avenue, New York, New York 10010 (herein referred to as "Seller"), and ERI Cornell, Inc., a Delaware corporation, having an address c/o 800 Boylston Street, Suite 1475, Boston, Massachusetts 02199-8001 (herein, together with any assignee of ERI Cornell, Inc., as permitted pursuant to Section 16.10 of this Agreement, referred to as "Purchaser").

    WHEREAS, Seller is the owner of (a) fee simple title to the real property located in the County of Hamilton, State of Ohio, and more particularly described on EXHIBIT A annexed hereto and made a part hereof (herein referred to as the "Land"), together with the improvements located on the Land, or on the surface or subsurface thereof (herein referred to as the "Improvements"; the Land and Improvements being herein collectively referred to as the "Real Property"), (b) landlord's interest in and to all the leases, licenses, franchises or other occupancy agreements or concessions, including parking, of all or a portion of the Real Property as described in EXHIBIT B hereof (herein referred to as the "Leases") and (c) all the personal property owned by Seller located on the Real Property, used in the operation, leasing and management of the Real Property, and used in connection therewith as more particularly described in EXHIBIT C annexed hereto and

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

made a part hereof (herein the "Personal Property"; the Real Property, the Personal Property and Easement (hereinafter defined) being sometimes collectively referred to herein as the "Property"); and

    WHEREAS, Seller is the owner of all of the right, title and interest in and to the Property and the Leases except as they are encumbered by the "Permitted Exceptions" (as such term is hereinafter defined);

    WHEREAS, Seller is the beneficiary of that easement reserved in the deed dated October 16, 1978, filed for record November 3, 1978 and recorded in Deed Book 4125, Page 358 of the Hamilton County, Ohio Registered Land Records, and granted in the Deeds dated May 29, 1984, filed for record June 7, 1984 and recorded in Deed Book 4259, Page 1114 of the Hamilton County, Ohio Registered Land Records for sewer purposes over the land described in EXHIBIT A (the "Easement");

    WHEREAS, Purchaser wishes to purchase, and Seller wishes to sell, the Property in accordance with the following terms, covenants and conditions.

    NOW, THEREFORE, Seller and Purchaser for Ten ($10.00) Dollars and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.   AGREEMENT TO SELL AND PURCHASE

    1.1. Purchaser acknowledges and agrees that the mailing, delivery and/or negotiation of this Agreement by Seller, its

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agents or attorneys shall not be deemed an offer by Seller to enter into any transaction or to enter into any other relationship, whether on the terms contained herein or on any other terms. This Agreement shall not be binding upon Seller, nor shall Seller have any obligations or liabilities hereunder or Purchaser have any rights hereunder unless and until Seller has executed and delivered a duplicate original copy of this Agreement executed by Seller to Purchaser or Purchaser's attorney.

    1.2. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase the following, free and clear of all liens, claims, encumbrances and interests (other than the Permitted Exceptions), for the "Purchase Price" (as such term is hereinafter defined):

    (a) The Real Property together with (i) all right, title and interest of seller in and to any land lying in the bed of any highway, street, road, sidewalk, alley or avenue, open or proposed, in front of, abutting or adjoining the Property; and (ii) all the appurtenances, rights, privileges and easements in any way pertaining thereto, including any strips and gores;

    (b) All of Seller's right, title and interest in the Leases;

    (c) All of Seller's right, title and interest in the Personal Property;


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    (d) All of Seller's right, title and interest in the Easement.

    2.   PURCHASE PRICE

    2.1. The purchase price will be SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 ($7,500,000) DOLLARS, (herein the "Purchase Price") payable by Purchaser as follows:

    (a) One Hundred Thousand and 00/100 ($100,000) Dollars as an earnest money deposit (together with any interest earned thereon hereinafter referred to as the "Earnest Money Deposit") delivered to Lawyers Title Insurance Corporation, as escrow agent pursuant to a separate escrow agreement, by cashier's check, bank check or immediately available federal funds wired to Seller pursuant to its directions on the day of delivery of this Agreement executed by Purchaser to Seller; and

    (b) Seven Million Four Hundred Thousand and 00/100 ($7,400,000) Dollars (the "Cash Portion"), payable by Purchaser wiring immediately available federal funds in the amount of the Cash Portion of the Purchase Price to Seller as directed by Seller on the "Closing Date" as such term is hereinafter defined; and

    2.2. EARNEST MONEY DEPOSIT. The Earnest Money Deposit is delivered to Seller by Purchaser as security for Purchaser's performance pursuant to this Agreement.

    3.   THE CLOSING



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    3.1. The consummation of the transaction provided for in this Agreement
(the "Closing") shall take place on or before that date (the "Closing Date"), which occurs fifteen (15) Business Days after the Inspection Termination Date (hereinafter defined), at Seller's office or at such other time and place as the parties shall mutually reasonably agree in writing. The term "Business Days" as used in this Agreement shall mean all days except Saturdays, Sundays and all other days on which the New York Stock Exchange is closed.

    4.    PURCHASER'S AND SELLER'S REPRESENTATIONS AND WARRANTIES.

    4.1.  A.  Seller represents and warrants to Purchaser that:

         (a) Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, whose general partners are New York Life Insurance Company and NYLIFE Realty Income Partners I, L.P., and has full power and authority to execute and deliver this Agreement and consummate the transaction contemplated herein, has taken all actions required to be taken to execute, deliver and perform this Agreement and consummate the transaction contemplated herein, and is not insolvent; this Agreement has been, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, is, and in the case of the documents to be delivered will be, legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable

                                     -6-
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bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), will be sufficient to convey title (if they purport to do so), and does not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Seller is a party or to which it is subject.

    (b) To the best of Seller's knowledge, there are no material defects in the physical condition of the Improvements which are not disclosed in Seller's engineering reports which have been prepared by William J. O'Hare Company Inc. dated March 8, 1988 or which would not be discovered by the sort of professional engineering study typically conducted by prudent and sophisticated institutional purchasers of properties similar to the Property.

    (c) Seller has received no written notice from any governmental authority advising Seller of a violation (or an alleged violation) of any applicable building codes, environmental, zoning, subdivision and land use laws or other federal, state or local laws and regulations.

    (d) To the best of Seller's knowledge, the operating statements and income and expense reports (the "Financial Statements") delivered to Purchaser for calendar years 1994, 1995 and 1996 (1996 being from January through October only) are true and correct in all material respects. The Financial Statements fairly represent the results of operations of the Property as of the-end of and for the period covered thereby.

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    (e) To the best of Seller's knowledge, Seller has delivered to Purchaser all items listed in EXHIBIT J which are in Seller's possession or control.

    (f) The copies of the Leases and other agreements entered into by Seller
(or any prior owner) with the tenants, licensees, franchisees, or other parties having any rights in all or a portion of the Property ("Tenants"), delivered to Purchaser, a list of which is attached as EXHIBIT B. attached hereto and made a part hereof, are true, correct and complete copies and are in full force and effect, constitute the entire agreements with the Tenants relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Purchaser, and there are no other leases, licenses, franchises or other rights of occupancy affecting the Real Property and, to the best of Seller's knowledge, are without default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed to Purchaser in writing at the time of delivery. To the best of Seller's knowledge, (i) the Tenants are in possession of their respective premises and (ii) Seller has no knowledge, and has received no written notice, that any Tenant has filed, or is intending to file, for bankruptcy.

    (g) To the best of Seller's knowledge, (i) Seller has not received notice that any Tenant has been overcharged for any pass-throughs or other payments due under the Leases, (ii) there are no improvement costs or allowances due any Tenant except as

                                     -8-
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expressly set forth in the Leases and the rent roll annexed as EXHIBIT P hereto and made a part hereof, it being agreed that Seller shall pay for the improvement costs or allowances due Spencer & Spencer d/b/a Ciber, Zaring Homes and Citizen's Mortgage, estimates of which amounts shall be credited to Purchaser at the Closing (estimates are set forth on EXHIBIT L) and the improvement costs or allowances due Benefits Network as of the Closing, if already paid by Seller, shall be credited to Seller at the Closing, it being further agreed that Seller shall deposit in an escrow account an amount of money approximately equal to $248,695 to be used in connection with Hitachi's anticipated relocation and lease extension after the Closing Date or as otherwise set forth in an escrow agreement reasonably acceptable to both parties to be entered at Closing generally in accordance with the terms and conditions set forth on EXHIBIT S attached hereto and made a part hereof, (iii) no Tenant is due any concessions including free rent which remains unexpired under the Leases.

    (h) Except for certain relocations and expansions of Tenants currently being implemented by Seller at the Property, to the best of Seller's knowledge, the information contained in the rent roll annexed hereto as EXHIBIT P and made a part hereof is true, correct and complete in all material respects. The information contained in the rent roll will be, to the best of Seller's knowledge, true, correct and complete on the Closing Date.

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    (i) As of the consummation of this purchase and sale transaction, there will be no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity, with respect to or on account of any of the Leases and no such fees, commissions or other compensation shall, by reason of any existing agreement, become due or payable after the Closing during the terms of any of the Leases or with respect to any renewal or extension thereof or the leasing of additional space by any Tenant (except as specified in EXHIBIT M attached hereto, the payment of which will be the obligation of Purchaser).

    (j) EXHIBIT N attached hereto is a schedule of all of the contracts in connection with the maintenance and operation of the Property (the "Contracts"), true, complete and correct copies of which will have been delivered to Purchaser for Purchaser's approval prior to the Closing. To the best of Seller's knowledge, the Contracts are in full force and effect, without default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Contracts or as disclosed to Purchaser in writing at the time of such delivery. The Contracts constitute the entire agreements with such vendors relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Purchaser, and there are no other agreements with any third parties (excluding, however, the Leases and Permitted Exceptions) affecting the

                                     -10-
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Property which will survive the Closing. All of the Contracts are terminable upon not more than 30 days prior written notice and such notice of termination of such Contracts will be delivered by Seller at the request of Purchaser at any time after the Inspection Termination Date.

    (k) All insurance policies held by Seller or its affiliates relating to or affecting the Property are described in EXHIBIT O annexed hereto and hereby made a part hereof (detailing deductibles and any self-insurance) and all of such policies are in full force and effect with all premiums therefor prepaid in full through the Closing Date. Seller has not received any written notice from any insurance carrier or any of the Tenants of any defects or inadequacies in the Property, or in any portion thereof, which would adversely affect the insurability thereof or the cost of such insurance. Except as delivered to Purchaser in writing, there are no pending insurance claims concerning the Property.

    (l) Seller has not received any written notice of any condemnation, environmental, zoning or other land use regulation proceedings, either instituted or planned to be instituted which would adversely impact the use and operation of the Property for its intended purpose, nor has Seller received any written notice of any assessments affecting the Property.

    (m) As of the Closing, there will be no outstanding contracts made by Seller for the construction or repair of any of the-Improvements which have not been fully paid for, and Seller

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shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing, except for such contracts as are set forth as EXHIBIT L, the remaining amounts owing under which will be a credit to Purchaser at Closing and Seller shall indemnify Purchaser for claims arising under such contracts at the Closing for the period prior to Closing.

    (n) Seller does not use, treat, store or dispose of, and, to the best of Seller's knowledge, has not permitted anyone else to use, treat, store or dispose of, whether temporarily or permanently, any Hazardous Materials (as hereinafter defined) at, on or beneath the Property (other than the customary and usual application, storage and use of chemicals for landscape maintenance, janitorial services and pest control in the ordinary course of Seller's business, and other than any office products (toner, cleaning supplies, etc.) which may be used by Tenants, which may in each case constitute Hazardous Materials but which Seller hereby represents have been used only in material compliance with all Environmental Laws (as hereinafter defined)). Except as may be set forth in a report prepared by PEI Associates Inc. dated March 9, 1988 (a copy of which Seller previously delivered to Purchaser), Seller has no knowledge of any underground storage tanks at or beneath the Property, and Seller has no knowledge of the presence, use, treatment, storage, release or disposal of any Hazardous Materials at, on or beneath the- Property which has created any liability of owners or occupants of the Property under any federal, state or local law or regulation or which would require reporting to a governmental agency. For the purpose of this Agreement, "Hazardous Materials shall mean any material or substance that, whether by its nature or use, is now defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now regulated under any Environmental Law, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product, or which is or contains urea formaldehyde or asbestos. The term "Environmental Laws" shall collectively mean all present laws, statutes, ordinances, rules, regulations, orders, codes, licenses, permits, decrees, judgments, directives or the equivalent of or by any Governmental Authority and relating to or addressing the protection of the environment or human health. The term "Governmental Authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

    (o) Except as set forth in EXHIBIT O attached hereto, against which Seller shall indemnify Purchaser at Closing, there are no pending or, to the best of Seller's knowledge, threatened legal proceeding or actions of any kind or character adversely affecting the Property or Seller's interest therein.
Except as
delivered to Purchaser, there are no litigation documents relating to any of the matters set forth in EXHIBIT O.

    (p) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and Seller will furnish to Purchaser, prior to the Closing, an affidavit in the form attached hereto as EXHIBIT I.

    4.1. B. For purposes of this Agreement, "to the best of the Seller's knowledge" shall be deemed to include any actual knowledge of Greg Camia or the Galbreath Company, which has been property manager of the Property for at least twenty-four (24) months. Seller hereby represents and warrants that except for Greg Camia and the Galbreath Company, there are no other persons or entities with any material knowledge of the Property or its operation.

    4.1. C. All of the representations of Seller set forth in this Agreement shall be true upon the execution of this Agreement and, upon Closing, shall be deemed to be made jointly and severally by each of the partners comprising Seller, and all of the representations, warranties and agreements of Seller set forth in this Agreement shall survive Closing for a period of one (1) year after the Closing Date, it being agreed and understood that, so long as any action based on a breach of representation and warranty for which there is a one (1) year survival y is commenced within one (1) year of the date hereof, such ~. commencement of such action shall be deemed to toll the expiration of such one (1) year survivalty period with respect to the matter complained of.

    41.  D    (a) Seller shall and hereby does, jointly and severally together with its general partners, indemnify and hold harmless the Purchaser and its partners, shareholders, officers, directors, affiliates and agents from and against any costs, expenses (including without limitation reasonable attorneys' fees, and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, and in connection with the enforcement of any rights hereunder, whether or not a party to such litigation), liabilities, judgments, fines, amounts paid in settlement, losses, claims and damages, as incurred, to the extent they relate to, arise out of or are the result of the inaccuracy of any of the representations or warranties of Seller contained in or made pursuant to this Agreement for the period of survivability of such representations and warranties set forth herein.

    4.2. A.    Purchaser represents and warrants to Seller that:

              (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

              (b) Purchaser has full power, right and authority to execute, deliver and perform this Agreement and to make each of the promises, covenants, representations and warranties made in this Agreement by it.

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

              (c) All acts and other proceedings required to be taken on the part of Purchaser to authorize it to execute, deliver and perform this Agreement and such other agreements and instruments as are required of Purchaser hereunder have been duly and properly taken.

    4.2. B.   (a) All of the representations of Purchaser set forth in this
Agreement shall be true upon the execution of this Agreement and, upon Closing, and all of the representations, warranties and agreements of Purchaser set forth in this Agreement shall survive Closing for a period of one (1) year after the Closing Date, it being agreed and understood that, so long as any action based on a breach of representation and warranty for which there is a one (1) year survivalty is commenced within one (1) year of the date hereof, such commencement of such action shall be deemed to toll the expiration of such one
(1) year survivalty period with respect to the matter complained of.

    4.2. C    (a) Purchaser shall and hereby does, indemnify and hold harmless
Seller and its partners, shareholders, officers, directors, affiliates and agents from and against any costs, expenses (including without limitation reasonable attorneys' fees, and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, and in connection with the enforcement of any rights hereunder, whether or not a party to such litigation), liabilities, judgments, fines, amounts paid in settlement, losses, claims and damages, as incurred, to the extent they relate to, arise out of or are the result of the inaccuracy of any of the representations or warranties of Purchaser contained in or made pursuant to this Agreement for the period of survivability of such representation and warranties set forth herein.

    5.   CONDITION OF TITLE

    5.1. Title to the Property conveyed hereunder shall be good, free and clear of all liens, claims, encumbrances and interests (other than the Permitted Exceptions set forth on EXHIBIT G) and insurable by a nationally recognized title insurance company of Purchaser's choice (the "Title Company"), at regular rates, subject only to such defects and exceptions to title which Purchaser has not listed as Unacceptable Exceptions (as hereinafter defined) or in a notice to Seller or otherwise those Unacceptable Exceptions which Purchaser waives and agrees to take subject to in accordance with the terms of this Agreement (the "Permitted Exceptions").

    5.2. Purchaser has ordered title and survey. Within fifteen (15) days from the receipt of title and survey, Purchaser shall notify Seller whether Purchaser's survey and/or title search reveals any defects or other exceptions to title which are unacceptable to Purchaser (the "Unacceptable Exceptions"). Seller shall notify Purchaser within five (5) Business Days after receipt of the notice of such Unacceptable Exceptions whether Seller will attempt to remedy the same. Should Seller choose to

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remedy the Unacceptable Exceptions, Seller shall have up to thirty (30) days within which to take such action as Seller, Purchaser and Purchaser's title insurance company deem appropriate to clear or remove said Unacceptable Exceptions and the Closing shall be postponed for up to such thirty (30) days (the "Adjourned Closing Date"). Notwithstanding the foregoing, Seller shall be obligated to remove and cure, or bond over any Unacceptable Exceptions provided that the removal and cure or the bonding of such exceptions does not exceed $100,000 in the aggregate (collectively, "Seller Cure Exceptions"). If an Unacceptable Exception is incapable of being cured within a thirty (30) day period as set forth above, such thirty (30) day period may be extended by Purchaser for so long as Seller continues to diligently pursue remedying the Unacceptable Exception. If after the expiration of said thirty (30) day period, and prior to the Adjourned Closing Date, a new defect to title is disclosed by an updated endorsement to Purchaser's title report, the same rights and obligations of the parties as set forth above shall be applicable.

    5.3. In the event Seller is unable or unwilling to remove any Unacceptable Exceptions which are not Seller Cure Exceptions in accordance with Section 5.2 above, Purchaser shall have the right to terminate this Agreement. In the event Purchaser so terminates this Agreement, the Earnest Money Deposit shall be returned to Purchaser, and upon the return thereof, all obligations of the parties hereto shall cease and terminate other than those obligations arising under Article 12.

    In addition, in lieu of satisfying any of the foregoing liens or encumbrances affecting the Property, Seller may direct Purchaser to apply a portion of the Purchase Price to the satisfaction of such liens and encumbrances provided that Seller shall, at the Closing, deliver to the Title Company instruments in recordable form which, in the opinion of the Title Company, will be sufficient to satisfy and cause such liens or encumbrances to be removed of record, together with the cost of recording or filing any such instruments. Purchaser shall, if request is made at least five (5) Business Days prior to the Closing Date, provide Seller, on the Closing Date, with separate unendorsed certified or bank checks payable as directed by Seller, in an aggregate amount not exceeding the Purchase Price, to facilitate the satisfaction of any such liens or encumbrances.

    6.   PURCHASER'S INSPECTION OF THE PROPERTY.

    6.1. Nothing contained in this Section 6 shall be construed to permit Purchaser to enter into possession of the Property prior to the Closing. Notwithstanding anything to the contrary contained herein, for the period (herein the "Inspection Period") commencing on January 15, 1997 and ending on March 7, 1997 (herein the "Inspection Termination Date"), Seller agrees that at reasonable times during the Inspection Period on reasonable notice to Seller's manager of the Property, Purchaser and its engineers, contractors, management, insurance and environmental personnel or environmental contractor (collectively referred to herein as "Purchaser's Inspectors') may enter upon the Real Property and make, at Purchaser's sole cost, right and expense, reasonable inspections of the books and records of Seller with respect to the Property or its ownership and operation and the Real Property without however any interference or interruption of the current tenancies of the Real Property, or in violation of the terms of any Leases, provided however, that Purchaser shall at its sole cost and expense cause the Real Property to be restored to its condition prior to any of Purchaser's or Purchaser's Inspectors' inspections that altered the condition of the Real Property Purchaser hereby indemnifies and saves Seller harmless from and against any and all damages, costs, including, without limitation, attorneys' fees and costs, injuries, and liabilities to the Property and/or any persons or property of any person including, without limitation, tenants under the Leases, their guests, employees and invitees, which may occur by reason of, or in connection with any such inspections or other entry upon, or use of the Property by Purchaser or Purchaser's Inspectors. Purchaser and Purchaser's Inspectors may make the physical inspections described herein provided (a) Purchaser notifies Seller or its manager of the Inspection of the Property in advance, (b) Purchaser and/or Purchaser's Inspectors are accompanied by a representative of Seller, who shall be made available to Purchaser after reasonable notice to Seller or its manager of the Property of the proposed inspection, and (c) such inspections do not unreasonably interfere with the operation, management and leasing of the Property, and the tenants pursuant to the Leases. If Purchaser intends to conduct invasive testing at the Property, Purchaser shall be required to first obtain Seller's consent thereto, which shall not be unreasonably withheld. If Purchaser desires to conduct an environmental "Phase II" study of the Property, Purchaser shall be required to first obtain Seller's prior written consent thereto, which shall be given in Seller's sole and absolute discretion. If Seller does not consent to Purchaser's request to conduct either an environmental "Phase II" study of the Property or such invasive testing as Purchaser deems appropriate, Purchaser may terminate this Agreement and in addition to Seller having returned to Purchaser the Earnest Money Deposit, Seller shall reimburse Purchaser for its costs and expenses to the date of termination up to the amount of $35,000. If on or prior to the Inspection Termination Date Purchaser makes any objection to the condition of the Property, Seller shall have no obligation to remove or cure any objection to the state of the Property, and if Seller refuses or is unable to remove or cure such objections, Purchaser's only remedy hereunder shall be (i) to complete the Closing as provided herein with no reduction in the Purchase Price or (ii) to terminate the Agreement and receive back the Earnest Money Deposit, and in such event this Agreement shall be immediately terminated with neither party having any rights against the other party hereunder other than those obligations arising under Article 12. Nothing contained herein shall modify, qualify or affect the representations and warranties made by Seller to Purchaser in this Agreement. Once the Inspection Termination Date has occurred and Purchaser has not terminated this Agreement, Purchaser shall continue to be entitled to the inspection rights (including, without limitation, interviews with Tenants in the presence of Seller) on the terms set forth herein through the Closing.

    7.   ADJUSTMENTS AND APPORTIONMENTS

    7.1. At the Closing there shall be apportionments and adjustments between Seller and Purchaser as of midnight preceding the Closing Date (where appropriate, such adjustments shall be made on the basis of a year of 12 months, 30 days to the month, Seller to have the last day, unless otherwise provided) as follows:

         (a) Purchaser shall pay all special assessments for municipal improvements to be made with respect to the Property which are confirmed of record and become a lien after the Closing and so much of the property taxes assessed for and becoming a lien during the calendar year in which the Closing occurs and which shall be allocable to it on and after the Closing. Seller shall pay the balance of such property taxes at Closing, using the present tax rate if the applicable tax rate has not been set (i.e. the balance of the 1996 calendar year taxes and the 1997 calendar year taxes prorated to the date of Closing). If the Closing shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the apportionment of any such property taxes based thereon shall be made at the Closing by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation.

         (b) Special taxes or assessments, if any, upon the Property assessed or becoming a lien prior to the Closing Date shall be paid by Seller in full on or prior to the Closing Date.

         (c) Fuel, electricity, water, sewer, gas, telephone and other utility charges not payable directly to the utility companies by Tenants (such proration to be based upon meter readings, where possible, within 2 days prior to the Closing Date), rents and assigned deposits, if such deposits shall be assignable (except such metered utility charges which Seller shall cause to be read on the business day prior to the Closing Date and billed to Seller), Purchaser agreeing to assume all liability for future utility payments.

         (d) Security deposits.

         (e) Pre-paid rentals for periods extending beyond the Closing Date, common area maintenance charges, tax reimbursements, insurance reimbursements, and other charges under the Leases. Rents more than thirty
    (30) days in arrears, if any, shall not be adjusted, and the right to collect the same shall be assigned to Purchaser (provided that Purchaser shall subsequent to Closing, remit any collections, applying any payment received from a Tenant formerly delinquent first to the rentals due to Purchaser and the balance shall be promptly remitted to Seller). On the Closing Date, adjustments for common area charges, tax reimbursements, and insurance reimbursements payable with respect to the period prior to Closing shall be made on the basis of the good faith estimates of the parties, and final adjustment shall be made when precise figures are determined but not later than February 15, 1998. Purchaser shall pay to Seller after Closing any rents, reimbursements, common area charges, tax and utility charges and other charges due Seller pursuant to the Lease only when and to the extent they are received by Purchaser.

    (f)  The provisions of this Article 7 shall survive the Closing.

    8. COVENANTS OF SELLER. (a) Between the date hereof and the Closing Date, Seller shall:

         (i) operate, manage and maintain the Property in a normal businesslike manner consistent with current practice and keep on hand materials, supplies, equipment, inventory and other personal property for the efficient operation and management of the Property, all in a manner consistent with current practice;

         (ii) promptly deliver to the Purchaser a copy of any notice (including, without limitation, a notice of default) received from any Tenant or from any governmental authority having jurisdiction over the Property;

         (iii) promptly deliver notice to the Purchaser of, and, if the same may materially adversely affect the Purchaser or the Property, defend at Seller's expense, all actions, suits, claims and other proceedings materially adversely affecting the Property, or the use, possession or occupancy thereof;

         (iv) maintain the existing certificates of occupancy and all existing permits and licenses required for the lawful operation of the Property in full force and effect, obtain certificates of occupancy for the premises of the Tenants listed on Exhibit R attached hereto, and promptly deliver notice to the Purchaser of any intention of Seller to seek any new permit, license or certificate of occupancy;

         (v) maintain all the Leases in full force and effect, timely make all payments and observe and perform all obligations to be paid, observed or performed by Seller, and promptly notify the Purchaser of any receipt or delivery of any notice (including any notice of default) thereunder;

         (vi) maintain all the Contracts in the ordinary course of Seller's business (subject to Purchaser's right to direct Seller to cancel any Contracts but only after the Inspection Termination Date), timely make all payments and observe and perform all obligations to be paid, observed or performed by Seller, and promptly notify the Purchaser of any receipt or delivery of any notice (including any notice of default) thereunder;

         (vii) maintain in full force and effect-all of the insurance policies in connection with the Property; and

         (viii) use reasonable efforts after the Inspection Termination Date to obtain estoppel certificates from each Tenant at the Property in a form acceptable to Purchaser (collectively, the "Tenant Estoppels").

         (b) Between the Inspection Termination Date and the Closing Date, Seller shall not, without Purchaser's prior written approval (which approval may be withheld by Purchaser in its sole discretion):

              (i) cancel, amend, modify and/or renew the terms of any Lease, undertake capital improvements and repairs (except as may otherwise be required by any Lease or by law, or in the event of emergency or other exigent circumstance) or enter into new leases, tenancies and occupancy agreements with respect to all or any portion of the Property;

              (ii) enter into agreements (including, without limitation, financing agreements) with respect to all or any portion of the Property.

         (c) Between the date hereof and the Closing Date, Seller shall not intentionally violate any material laws or regulations applicable to the Property.

         (d) In the event that Seller desires to attempt to procure Purchaser's approval for an act or acts requiring such approval pursuant to Section 8.1(b) above, Purchaser shall provide such approval or disapproval within three (3) Business Days from receipt of request from Seller therefor, together with all material information regarding the same, or it will be deemed approved.

    9.   INSURANCE, DAMAGE - DESTRUCTION, CONDEMNATION

    9.1. If, prior to Closing, any portions of the Improvements are damaged or destroyed ("Casualty"), or any portion of the property is taken in condemnation, or notice thereof is received by Seller ("Condemnation"), then:

         (a) in the event the estimated cost to repair or restore is ONE
HUNDRED THOUSAND ($100,000.00) DOLLARS or less, Purchaser shall be obligated to purchase, and Seller shall be obligated to sell, the Property pursuant to this Agreement and Seller will assign at the Closing all proceeds of insurance and/or awards resulting from such damage, destruction or condemnation, it being agreed and understood that any shortfall in insurance proceeds up to the amount of $100,000 shall be paid by Seller promptly after being billed therefor, this provision being intended to survive the Closing.

         (b) In the event the estimated cost to repair or restore, as estimated by Seller, is in excess of ONE HUNDRED THOUSAND ($100,000.00) DOLLARS, then Seller at its sole absolute discretion may (i) elect to repair and restore, in which event the Closing Date will be extended to the date of completion of the repair or restoration, but in no event for longer than six months, with no adjustment to the Purchase Price or (ii) to notify Purchaser of its intention not to repair or restore the Property and, subject to Purchaser's right in Section 9.1(c) below, to terminate this Agreement, in which event the Earnest Money Deposit shall promptly thereafter be returned to Purchaser and neither party shall have any rights against the other party pursuant to this Agreement except for those set forth in Article 12.

         (c) In any event of Casualty or Condemnation under Section 9.1(b) for which Seller elects not to repair or restore, Purchaser may elect by notice to Seller within thirty (30) days of its receipt of the notice specified in Section 9.1(b) to proceed with Closing with no reduction in the Purchase Price and in such event Seller shall assign to Purchaser all proceeds of the Condemnation award and/or the insurance proceeds resulting from such Casualty and pay to Purchaser any shortfall in insurance proceeds up to the amount of $100,000 upon being billed therefor, this provision being intended to survive Closing.

    10.  CONDITIONS PRECEDENT TO CLOSING

    10.1. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to each of the following conditions, any one or more of which may be waived in whole or in part by Purchaser:

         (a) The representations and warranties set forth in Section 4.1 hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though the same had been made on and as of said date, and at the Closing, Seller shall deliver to Purchaser a certification to such effect.

         (b) The relocation and expansion of certain Tenants and modification of certain Leases as more fully set forth on Exhibit S attached hereto and made a part hereof have been completed and approved by Purchaser.

         (c) Seller shall have complied with and performed all material agreements and conditions required by this Agreement to be performed or complied with prior to or as of the Closing Date.

         (d) Purchaser shall have received the Tenant Estoppels from all Tenants above 2,000 square feet of net rentable area prior to Closing (the "Required Estoppels"). Seller shall have the option, but not the obligation, to provide Purchaser with a certificate of Seller (a "Seller Certificate") addressing, in the same manner as provided in an estoppel certificate acceptable in form and substance to Purchaser, the items set forth in each Tenant Estoppel Certificate comprising the Required Estoppels which Seller is required, but is unable, to obtain, it being agreed and understood that the Seller Certificate shall not cover a square footage greater than twenty percent (20%) of the net rentable area at the Property, excluding the space leased to Chrysler, Zaring Homes, USA Mobile and Hitachi, unless otherwise agreed to by Purchaser. Notwithstanding the above, Purchaser shall have the option of terminating this Agreement if Seller is unable to deliver an estoppel certificate in form and substance satisfactory to Purchaser for either Chrysler, Zaring Homes, USA Mobile or Hitachi.

         (e) Purchaser may conduct interviews with any or all of the Tenants with the Seller or an agent of Seller present.

    11.  PROVISIONS WITH RESPECT TO THE CLOSING

    11.1. At the Closing:

         (a) Seller shall pay all local transfer taxes, documentary stamps, and the recording fees and taxes resulting from the transfer of the Property and in connection with the recordation of the deed conveying the Real Property and Easement (the "Deed") and the Assignment and Assumption Agreement.

         (b) Seller shall pay the sales taxes, if any, for the Personal
Property.

         (c) Seller shall pay for the cost of (i) the title policy, it being agreed that Purchaser shall pay for any ordinary and customary required endorsements, such as contiguity and access, (ii) the zoning report (the cost of which zoning report shall not exceed $500), and (iii) the survey.

         (d) Seller and Purchaser shall each pay fifty percent (50%) of escrow fees of the Title Company, if any.

    11.2. Seller and Purchaser shall each pay the costs of its own counsel for representation in the sale and purchase of the Property pursuant to this Agreement.

    11.3. On the Closing Date, simultaneously with the delivery to Seller by Purchaser of the Cash Portion of the Purchase Price Seller shall deliver to Purchaser the following:

         (a) The Deed in the form attached hereto as EXHIBIT E.

         (b) The Assignment and Assumption Agreement of all of Seller's right title and interest in the Leases and rents due thereunder, duly executed and acknowledged by Seller, subject only to the Permitted Exceptions in the form attached hereto as EXHIBIT F.

         (c) Any other documents reasonably required to record the Deed or customarily required in the state where the Property is located in connection with transfers such as this transfer.

         (d) A reaffirmation of the representations, warranties and indemnities set forth in this Agreement to the extent set forth herein.

         (e) The Bill of Sale for the Personal Property conveying the Personal Property without recourse, representation or warranty except as set forth in this Agreement in the form attached hereto as EXHIBIT H.

         (f) Secretary's Certificate of Seller and evidence reasonably satisfactory to Purchaser of Seller's power and authority to enter into and perform this transaction and the taking of partnership and/or corporate actions to enter into and perform the transactions contemplated by this Agreement.

         (g) Originals of the Leases.

         (h) Originals of, if available, or, otherwise, copies of all certificates of occupancy for every Tenant at the Property, all permits and licenses, and, to the extent the same are assignable, all guaranties and warranties with respect to the Property.

         (i) Broker Releases from CB Commercial and the Dietz Corporation.

         (j) Seller's FIRPTA Affidavit in the form of Exhibit I annexed hereto.

         (k) All keys to the Real Property, except for those keys in tenants' possession.

         (l) To the extent not delivered prior to Closing and to the extent available, all plans drawings and specifications for the Real Property in the Seller's possession, if any.

         (m) Mechanics' Lien Affidavit reasonably required by the Title
Company.

         (n) Transfer of the Security Deposits described in Exhibit K annexed hereto and made a part hereof.

         (o) An Assignment of all of Seller's right, title and interest in and to the Easement, if required.

         (p) All customary affidavits, undertakings and indemnities reasonably required by the Title Company.

         (q) Required Estoppels.

         (r) Notices to all of the Tenants executed by Seller notifying the Tenants of the purchase and sale in the form attached hereto as EXHIBIT T.

    Delivery by Seller of all items relating to the operation, management and leasing of the Real Property shall be made by leaving such items at the Real Property provided Seller acknowledges receipt thereof.

    11.4. On the Closing Date, Purchaser shall simultaneously with delivery to Purchaser of the items described in Section 11.3 hereof:

         (a) Wire to Seller as directed in writing by Seller the Cash Portion of the Purchase Price as adjusted pursuant to Article 7.

         (b) Deliver to Seller evidence of Purchaser's power and authority to enter into the transaction contemplated by this Agreement and evidence of the taking of all corporate actions hereunder to authorize this transaction.

         (c) Deliver to Seller an original counterpart of the Assignment and Assumption Agreement described in Section 11.3(b) hereof, executed and acknowledged by Purchaser.

         (d) Deliver to Seller for execution by Seller and delivery to Tenants by Purchaser a notice to the Tenants of the purchase and sale in the form attached hereto as EXHIBIT T.

         (e) A reaffirmation of the representations, warranties and indemnities set forth in this Agreement to the extent set forth herein.

         (f) Deliver to Seller such other documents that are customary in the state where the Property is located in connection with transfers such as this transfer.

    12.  BROKERAGE

    12.1. Seller and Purchaser hereby warrant and represent to each other that no brokers were involved in this matter or brought about this transaction except for CB Commercial and the Dietz Organization, which brokers will be paid in full at Closing by Seller.

    12.2. Seller hereby indemnifies and holds Purchaser harmless against any claims of any broker, agent or other person arising out of or in connection with this transaction claiming through Seller. The warranties, indemnities and agreements in this Article 12 shall survive the Closing for the full statutory period permitted by law.

    12.3. Purchaser hereby indemnifies and holds Seller harmless against any claims of any broker, agent or other person arising out of or in connection with this transaction claiming through Purchaser (except for CB Commercial and the Dietz corporation). The warranties, indemnities and agreements in this Article 12 shall survive the Closing for the full statutory period permitted by law.

    13.  CERTIORARI

    13.1. Seller represents that there are no pending certiorari proceedings with respect to all or a portion of the Property. Between the date of this Agreement and the Closing, Seller may bring, with Purchaser's approval not to be unreasonably withheld, all certiorari proceedings with respect to the reduction of the tax assessment for calendar year 1996 and earlier. Seller shall have the right to make any settlement for calendar years prior to 1997, provided such settlement does not prejudice Purchaser, without Purchaser's approval and Seller shall be entitled to retain all savings and refunds obtained therefrom. Any settlement for calendar year 1997 shall require Purchaser's approval, which shall not be unreasonably withheld or delayed. Purchaser agrees to fully cooperate with Seller in any such certiorari proceedings.

    13.2. The net amount of any reduction, if any, for real estate taxes for the current tax year, whether by way of refund, credit or other savings, shall be apportioned between Seller and Purchaser pursuant to Article 7 hereof, after the payment of attorneys' fees, reasonable experts' fees and other disbursements and expenses reasonably incurred by Seller and Purchaser in connection with obtaining same. Any amounts due Tenant pursuant Leases as a result of any such reduction shall be apportioned between Purchaser and Seller as proceeds in
Article 7 hereof.

    13.3. The provisions of this Article 13 shall survive the Closing.

    14.  NOTICES

    14.1. All notices, demands or requests required or permitted by this Agreement to be given by or to Seller or Purchaser (a) shall be in writing, and
(b) until otherwise specified in a written notice by the respective parties or any of them, shall be sent to the parties at their following respective addresses:

    Seller:

    With a copy to:

    New York Life Insurance Company
    51 Madison Avenue,
    New York, New York 10010
    Attention: Marilyn Goldstein, Esq.

    Greystone Realty Corporation
    2 Pickwick Plaza
    Greenwich, CT 06830
    Attention: Jean Marie Murphy
               Senior Vice President Purchaser:

    Purchaser:

    c/o Westmark Realty Advisors
    800 Boylston Street, Suite 1475
    Boston, Massachusetts 02199-8001
    Attention: Mr. Victor S. Bucchere

    With a copy to:

    Battle Fowler LLP
    75 East 55th Street
    New York, NY 10021
    Attention: Walter F. Schleimer, Esq. (jtb)

Each such notice, demand or request shall be deemed to have been properly served for all purposes if personally delivered or deposited into the United States Mail registered or certified mail, and return receipt requested, or by Federal Express or other similar overnight delivery service, postage prepaid, to its addressee at its address as set forth hereinabove in this Section. Each such notice, demand or request so mailed by Seller or Purchaser shall be deemed to have been received by its addressee on the next business day after the day of mailing.

    15.  DEFAULTS

    15.1. If Seller willfully defaults in the performance of its obligations under this Agreement, Purchaser shall have the right (i) to seek specific performance of Seller's obligations under this Agreement or (ii) to terminate this Agreement (and promptly receive a return of the Earnest Money Deposit) and obtain damages at law as a result of such breach, which damages shall not exceed the sum of $100,000, and, thereafter, this Agreement shall become null and void, except for the provision of Article 12 hereof, and neither party to this Agreement shall have any further rights or obligation with respect to each other hereunder, except for the provision of Article 12 hereof, which shall survive the termination of this Agreement. Notwithstanding the foregoing, Seller shall have thirty (30) days after receiving written notice of any such willful default within which to cure such willful default, it being agreed and understood that if such willful default is the failure to close the transaction, then Seller shall have the additional time permitted in Section 16.13 of this Agreement.

    15.2. If Purchaser willfully defaults in the performance of its obligations under this Agreement, Seller shall have the right, as Seller's sole and exclusive remedy, to receive and keep the Earnest Money Deposit as and for liquidated damages it being agreed and understood between the parties hereto, that the actual damages, costs and expenses sustained by Seller in the event of a willful default are difficult, if not impossible, to ascertain and, following the payment of the Earnest Money Deposit to Seller, this Agreement shall become null and void except for the provision of Article 12 hereof and neither party to this Agreement shall have any further rights or obligations to each other hereunder, except for those provisions of Article 12 hereof, which shall survive the termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have thirty (30) days after receiving written notice of any such willful default within which to cure such willful default, it being agreed and understood that if such willful default is the failure to close the transaction, then Purchaser shall have the additional time permitted in
Section 16.13 of this Agreement.

    15.3. Notwithstanding anything to the contrary contained in this Article 15, Purchaser may terminate this Agreement on or prior to the Inspection Termination Date, for any reason whatsoever, by providing written notice to Seller to the effect thereof. In the event that Purchaser terminates this Agreement pursuant to this Section 15.3, the Earnest Money Deposit shall immediately be returned to Purchaser and all other terms and conditions of this Agreement shall be null and void, except as set forth in Article 12 hereof.

    16.  Miscellaneous Provisions

    16.1. This Agreement shall be governed by the laws of the State of Ohio.

    16.2. The captions of this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

    16.3. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    16.4. All Sections, the terms of which provide for survival, shall be deemed to have been remade at the Closing Date and shall survive the Closing Date.

    16.5. This Agreement may be executed in counterparts, each of which shall be deemed an original.

    16.6. This Agreement (including the exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and/or agreements, if any, with respect thereto. This Agreement may not be modified, changed, or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The provisions of this Section shall survive the Closing Date.

    16.7. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

    16.8. The parties each agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

    16.9. Westmark Realty Advisors hereby jointly and severally assumes the obligations of Purchaser under this Agreement through Closing on the same basis as set forth herein, including all limitation on such obligations as set forth herein.

    16.10. Purchaser's entire interest under this Agreement may be assigned or transferred by Purchaser without the consent of Seller provided that (a) Purchaser provides Seller with notice with respect to any such assignment or transfer stating the address, contact and telephone number of any such assignee or transferee and (b) the assignee or transferee of Purchaser must be an affiliate of Purchaser or an institutional investor.

    16.11. The possession of the Property described herein (subject to the rights of the tenants pursuant to the Leases) shall be delivered to Purchaser at Closing. Nothing contained in this Section 16.11 shall be construed to permit Purchaser to enter into possession of the Property prior to the Closing.

    16.12. CONFIDENTIALITY. Each of Seller and Purchaser agrees with the other that it has no present intention of making any public announcement about the purchase and sale transaction contemplated hereby or of any of the terms hereof, including without limitation, the results of any inspection, test, survey, or study conducted pursuant to this Agreement except as may be required by any governmental authority or quasi-governmental authority or in connection with the enforcement or exercise of rights and/or remedies under this Agreement. If this Agreement is terminated for any reason other than Seller's willful default, Purchaser shall promptly return to Seller all of the documents and information theretofore delivered to Purchaser by Seller, including without limitation the copies of Leases, title commitment, all documents relating thereto, plus every report of findings obtained pursuant by Purchaser or Purchaser's Inspectors pursuant to this Agreement. At any time prior to the Closing Date, or at any time if this Agreement is terminated for any reason other than Seller's willful default, Purchaser shall not deliver any of the documents theretofore delivered to Purchaser by Seller or obtained by Purchaser pursuant to this Agreement, or otherwise knowingly transmit any of the information contained, in any such documents, to any third party except Purchaser's counsel or other advisors, provided such individuals agree to be bound to the same burdens or confidentiality and nondisclosure as Purchaser. The covenants set forth in this Section 16.12 shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Section 16.12, Purchaser's agreement to maintain confidentiality regarding the transactions contemplated by this Agreement shall terminate at Closing.

    16.13. Either party, upon at least 30 days notice to the other party given after the expiration of the grace and cure periods specified in Article 15 of this Agreement, may make time of the essence with regard to the Closing of this transaction.

    16.14. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signatures thereon and attached to any other counterpart identical thereto except having additional signature pages attached to it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 25th day of February 1997.


                                SELLER:

                                NYLIFE Realty Partners I-General Partnership A

                                By: New York Life Insurance Company

                                By:  /s/ Jean-Marie Murphy
                                    -------------------------------------
                                Name:     Jean-Marie Murphy
                                      -----------------------------------
                                Title:    Senior Vice President
                                      -----------------------------------

                                By: NYLIFE Realty Income Partners I, L.P.

                                By: NYLIFE Realty Inc.

                                By:  /s/ Kevin M. Micucci
                                    -------------------------------------
                                Name:     Kevin M. Micucci
                                      -----------------------------------
                                Title:    President
                                      -----------------------------------

                                PURCHASER:

                                ERI CORNELL, INC.

                                By:  /s/ Victor S. Bucchere
                                    -------------------------------------
                                Name:     Victor S. Bucchere
                                      -----------------------------------
                                Title:    Authorized Signatory
                                      -----------------------------------


ACCEPTED AND AGREED TO:

WESTMARK REALTY ADVISORS

By:    /s/ Victor S. Bucchere
   ------------------------------
Name:    Victor S. Bucchere
      ---------------------------
Title:   Senior Director
      ---------------------------

                              SCHEDULE OF EXHIBITS*

    EXHIBIT A LAND
    EXHIBIT B SCHEDULE OF LEASES
    EXHIBIT C PERSONAL PROPERTY
    EXHIBIT D TAX BILLS
    EXHIBIT E DEED
    EXHIBIT F ASSIGNMENT AND ASSUMPTION AGREEMENT
    EXHIBIT G PERMITTED EXCEPTIONS
    EXHIBIT H BILL OF SALE
    EXHIBIT I FIRPTA
    EXHIBIT J DUE DILIGENCE DOCUMENTS
    EXHIBIT K SECURITY DEPOSITS
    EXHIBIT L OUTSTANDING CONTRACTS AND LABOR LIENS
    EXHIBIT M BROKERAGE FEES AND COMMISSIONS
    EXHIBIT N CONTRACTS
    EXHIBIT O INSURANCE POLICIES
    EXHIBIT P RENT ROLL
    EXHIBIT Q PENDING LITIGATION MATTERS
    EXHIBIT R OUTSTANDING CERTIFICATES OF OCCUPANCY
    EXHIBIT S CERTAIN TENANT RELOCATIONS AND MODIFIED
              LEASES
    EXHIBIT T FORM OF LETTER TO TENANTS


    * Exhibits are not included in this Form 10-K but will be furnished upon written request.